Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Drzycimski (319) 786-7550 Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company to Redeem Preferred Stock

Madison, WI – February 13, 2013 – Wisconsin Power and Light Company (WPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), announced that it issued today a notice of redemption for all of the following series of preferred stock:

4.50% Preferred Stock	CUSIP No. 976826-30-5

4.80% Preferred Stock	CUSIP No. 976826-50-3

4.96% Preferred Stock	CUSIP No. 976826-60-2

4.40% Preferred Stock	CUSIP No. 976826-20-6

4.76% Preferred Stock	CUSIP No. 976826-40-4

6.20% Preferred Stock	CUSIP No. 976826-87-5

6.50% Preferred Stock	CUSIP No. 976826-86-7

The redemption for all series of preferred stock will be effective on March 20, 2013.

The 4.50% Preferred Stock is traded on the NYSE MKT exchange under the symbol WIS.PR.

The redemption price per share of each series of preferred stock is shown below and equals the stated value per share plus a premium, if applicable, plus accrued and unpaid dividends to, but excluding, the redemption date.

Series	Redemption Price

4.50% Preferred Stock	$107.0625

4.80% Preferred Stock	$101.0667

4.96% Preferred Stock	$101.0689

4.40% Preferred Stock	$104.5611

4.76% Preferred Stock	$101.0661

6.20% Preferred Stock	$100.3961

6.50% Preferred Stock	$25.0226

The total amount being paid by WPL to effect the redemptions is approximately $61 million. The redemption price does not include the previously announced quarterly dividends that will be paid separately on March 15, 2013 to holders of record of the preferred stock on February 28, 2013.

To collect the redemption price, holders of shares of preferred stock must surrender their shares to Wells Fargo Bank, N.A., the redemption and paying agent, by book-entry transfer or physical delivery of certificates representing the shares, together with necessary endorsements. Certificates representing shares of the preferred stock being redeemed may be submitted to Wells Fargo at the following address:

By mail or hand delivery:

Wells Fargo Bank, N. A.,

Attn: Corporate Actions

1110 Centre Pointe Curve, Ste 101

MAC N9173-010

Mendota Heights, MN 55120

Questions relating to, and requests for additional copies of the notice of, this redemption should be directed to Well Fargo Bank, N. A. at 1-800-356-5343.

The redemption price shall become due and payable on March 20, 2013. Payment of the redemption price will be made promptly following March 20, 2013 or at the time of book-entry transfer or physical delivery of the certificates representing the preferred stock. No dividends on the preferred stock being redeemed will accrue after March 20, 2013, nor will any interest accrue on amounts held by Wells Fargo to pay the redemption price.

Because the redemption is a redemption in full, the shares of the redeemed WPL preferred stock will be delisted from trading and not listed on any other exchange. The company also intends to file, with the Securities and Exchange Commission, a notification of voluntary withdrawal of listing and registration with respect to the redeemed 4.50% Preferred Stock.

Wisconsin Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Wisconsin, serving approximately 459,000 electric and 180,000 natural gas customers.

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